Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer
and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020
INSTEEL INDUSTRIES REPORTS THIRD QUARTER FINANCIAL RESULTS
MOUNT AIRY, N.C., July 17, 2008 – Insteel Industries, Inc. (Nasdaq: IIIN) today announced financial results for the third quarter ended June 28, 2008. Earnings from continuing operations for the quarter were $16.9 million, or $0.97 per diluted share compared with $8.3 million, or $0.46 per diluted share for the same period last year. Net sales for the quarter increased 32.1% to $104.3 million from $79.0 million last year. Average selling prices rose 37.6% while shipments decreased 4.0%.
For the nine-month period ended June 28, 2008, earnings from continuing operations were $28.1 million, or $1.58 per diluted share compared with $19.2 million, or $1.05 per diluted share in the prior year. Net sales for the nine-month period increased 10.8% to $247.6 million from $223.4 million last year. Average selling prices rose 17.2% while shipments decreased 5.5%.
“We are pleased with Insteel’s financial performance for the third quarter, especially in light of the continued escalation in raw material costs and difficult conditions that we experienced in certain of our markets,” said H.O. Woltz III, Insteel’s president and chief executive officer. “Additional price increases were implemented across all our product lines during the quarter to recover these added costs and position the Company to achieve satisfactory results when steel and other commodity prices eventually stabilize. Shipments fluctuated within the quarter due to accelerated purchases by customers driven by the unprecedented frequency and magnitude of the price increases, making it difficult to determine the actual consumption trends for our products.”
Gross profit for the quarter increased to $30.9 million (29.6% of net sales) from $17.4 million (22.0% of net sales) a year ago due to higher spreads between average selling prices and raw material costs, which more than offset the lower shipments and higher unit conversion costs. The widening in spreads was driven by the price increases that were implemented during the quarter together with the consumption of lower cost inventory under FIFO accounting. Most of the Company’s manufacturing facilities continued to operate on reduced schedules in response to the soft demand.
Operating activities of continuing operations provided $2.6 million of cash during the quarter compared with $16.4 million a year ago primarily due to the year-over-year changes in net working capital which offset the increase in earnings for the quarter. Net working capital used $17.3 million of cash during the quarter while providing $5.0 million a year ago largely due to the increases in inventories and accounts receivable in the current year quarter, which were in turn driven by the sharp escalation in raw material costs and selling prices. Operating cash flow for the quarter was primarily used to fund $2.2 million of capital expenditures and pay $0.5 million of dividends, leaving the Company debt-free at the end of the quarter with $17.5 million of cash. Capital expenditures through the first nine months of fiscal 2008 were $8.4 million and are expected to total $10.0 million for the fiscal year, although the actual amount is subject to change based on adjustments in project timelines or additional investment opportunities that may arise.
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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

Commenting on the outlook for the remainder of fiscal 2008 and for fiscal 2009, Woltz said, “We expect business conditions to become increasingly challenging in view of the anticipated softening in nonresidential construction, particularly for commercial projects. In addition, we foresee further increases in raw material costs in the coming months driven by tight supply in the domestic market and limited availability of imports at competitive prices. It may become more difficult for us to pass on these additional costs depending upon the magnitude of the drop-off in demand and competitive dynamics. We also expect spreads and margins to narrow to more sustainable levels when the pricing for wire rod and our products levels out and the higher cost material begins to be reflected in cost of sales.
“As we navigate our way through these immediate challenges, we are confident that Insteel’s competitive position has never been stronger based on our operating costs, our manufacturing capabilities and our financial position. We look forward to improved market conditions that will provide us with an opportunity to more clearly demonstrate the improved earnings power of the Company through the ramp-up of the significant investments we have made in our facilities over the past few years.”
Conference Call
Insteel will hold a conference call at 10:00 a.m. ET today to discuss the Company’s third quarter financial results. A live webcast of this call can be accessed on the Company’s website at http://investor.insteel.com/ and will be archived for replay.
About Insteel
Insteel Industries is one of the nation’s largest manufacturers of steel wire reinforcing products for concrete construction applications. The Company manufactures and markets prestressed concrete strand (“PC strand”) and welded wire reinforcement, including concrete pipe reinforcement, engineered structural mesh (“ESM”) and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates six manufacturing facilities located in the United States.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in the Company’s periodic and other reports and statements, in particular in its Annual Report on Form 10-K for the year ended September 29, 2007, filed with the U.S. Securities and Exchange Commission (the “SEC”). You should carefully review these risks and uncertainties.
All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and
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Insteel Industries, Inc.

specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
It is not possible to anticipate and list all risks and uncertainties that may affect the Company’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which the Company operates; the expected softening in demand for the Company’s concrete reinforcing products resulting from the anticipated reduction in spending for nonresidential construction, particularly commercial construction; the severity and duration of the downturn in residential construction and the impact on those portions of the Company’s business that are correlated with the housing sector; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers; the Company’s ability to raise selling prices in order to recover increases in wire rod costs; changes in U.S. or foreign trade policy affecting imports or exports of steel wire rod or the Company’s products; the impact of increased imports of PC strand; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on the Company’s unit manufacturing costs; the Company’s ability to further develop the market for ESM and expand its shipments of ESM; the actual net proceeds realized and closure costs incurred in connection with the Company’s exit from the industrial wire business; legal, environmental, economic or regulatory developments that significantly impact the Company’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of the Company’s operating costs; and the “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the year ended September 29, 2007 and in other filings made by the Company with the SEC.
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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
Net sales	$104,332	$78,966	$247,572	$223,448
Cost of sales	73,447	61,614	190,280	180,114

Gross profit	30,885	17,352	57,292	43,334
Selling, general and administrative expense	4,496	4,202	13,748	13,038
Other income, net	(12)	(26)	(88)	(76)
Interest expense	150	155	460	451
Interest income	(125)	(39)	(568)	(299)

Earnings from continuing operations before income taxes	26,376	13,060	43,740	30,220
Income taxes	9,428	4,716	15,669	11,001

Earnings from continuing operations	16,948	8,344	28,071	19,219
Loss from discontinued operations net of income taxes of ($12), ($23), $- and ($139)	(21)	(37)	(2)	(220)

Net earnings	$16,927	$8,307	$28,069	$18,999

Per share amounts:
Basic:
Earnings from continuing operations	$0.98	$0.46	$1.59	$1.06
Loss from discontinued operations	—	—	—	(0.01)

Net earnings	$0.98	$0.46	$1.59	$1.05

Diluted:
Earnings from continuing operations	$0.97	$0.46	$1.58	$1.05
Loss from discontinued operations	—	(0.01)	—	(0.01)

Net earnings	$0.97	$0.45	$1.58	$1.04

Cash dividends declared	$0.03	$0.03	$0.09	$0.09

Weighted average shares outstanding
Basic	17,330	18,158	17,618	18,136

Diluted	17,482	18,326	17,773	18,304

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	June 28,	September 29,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$17,472	$8,703
Accounts receivable, net	45,657	34,518
Inventories	72,996	47,401
Prepaid expenses and other	2,019	4,640

Total current assets	138,144	95,262
Property, plant and equipment, net	70,331	67,147
Other assets	6,372	7,485
Non-current assets of discontinued operations	3,635	3,635

Total assets	$218,482	$173,529

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$34,961	$16,705
Accrued expenses	15,003	7,613
Current liabilities of discontinued operations	181	247

Total current liabilities	50,145	24,565
Other liabilities	5,183	4,862
Long-term liabilities of discontinued operations	227	252
Shareholders’ equity:
Common stock	17,480	18,303
Additional paid-in capital	42,540	48,939
Deferred stock compensation	(1,248)	(1,132)
Retained earnings	106,076	79,859
Accumulated other comprehensive loss	(1,921)	(2,119)

Total shareholders’ equity	162,927	143,850

Total liabilities and shareholders’ equity	$218,482	$173,529

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	June 28,	June 30,
	2008	2007
Cash Flows From Operating Activities:
Net earnings	$28,069	$18,999
Loss from discontinued operations	2	220

Earnings from continuing operations	28,071	19,219
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	5,337	4,082
Amortization of capitalized financing costs	374	374
Stock-based compensation expense	1,282	881
Excess tax benefits from stock-based compensation	(27)	(67)
Loss on sale of property, plant and equipment	55	—
Deferred income taxes	702	470
Gain from life insurance proceeds	(661)	—
Increase in cash surrender value of life insurance over premiums paid	—	(200)
Net changes in assets and liabilities:
Accounts receivable, net	(11,139)	2,450
Inventories	(25,595)	(12,920)
Accounts payable and accrued expenses	25,208	(4,127)
Other changes	3,006	495

Total adjustments	(1,458)	(8,562)

Net cash provided by operating activities — continuing operations	26,613	10,657
Net cash used for operating activities — discontinued operations	(93)	(244)

Net cash provided by operating activities	26,520	10,413

Cash Flows From Investing Activities:
Capital expenditures	(8,397)	(13,303)
Proceeds from sale of property, plant and equipment	93	—
Increase in cash surrender value of life insurance policies	(365)	(628)
Proceeds from life insurance claims	1,111	—

Net cash used for investing activities — continuing operations	(7,558)	(13,931)

Net cash used for investing activities	(7,558)	(13,931)

Cash Flows From Financing Activities:
Proceeds from long-term debt	877	16,037
Principal payments on long-term debt	(877)	(16,037)
Cash received from exercise of stock options	120	162
Excess tax benefits from stock-based compensation	27	67
Repurchases of common stock	(8,691)	—
Cash dividends paid	(1,616)	(1,095)
Other	(33)	46

Net cash used for financing activities — continuing operations	(10,193)	(820)

Net cash used for financing activities	(10,193)	(820)

Net increase (decrease) in cash and cash equivalents	8,769	(4,338)
Cash and cash equivalents at beginning of period	8,703	10,689

Cash and cash equivalents at end of period	$17,472	$6,351

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$86	$77
Income taxes	6,877	11,508
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	272	817
Issuance of restricted stock	733	763
Declaration of cash dividends to be paid	524	546
Restricted stock surrendered for withholding taxes payable	76	—
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Insteel Industries, Inc.